TRANSITION ACKNOWLEDGEMENT

THIS TRANSITION ACKNOWLEDGEMENT (this “Acknowledgement”) is dated as of this 28th day of July 2011 by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Company”), and John W. Cumming, an individual having his principal residence in Sudbury, Massachusetts (the “Employee”).  Reference is made to the Transition Agreement dated November 5, 2009 between the Company and the Employee (the “Transition Agreement”).  Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to them in the Transition Agreement.

WHEREAS, in connection with the ongoing transition of the Employee’s services with the Company, the Employee desires to resign as Chairman and a member of the Board of Directors of the Company (the “Board”) and continue as an employee of the Company; and the Company desires to accept such resignation and the Employee’s continued employment, all in accordance with the terms and conditions of the Transition Agreement, as modified hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.           Resignation; New Position.  Effective upon execution of this Agreement, the Employee hereby resigns as Chairman and a member of the Board, and from his positions, if any, as an officer or director of any and all subsidiaries of the Company.  The Company hereby accepts all such resignations.  The parties further agree that the terms and conditions of the Employee’s continuing employment by the Company shall be subject to the terms and conditions of the Transition Agreement as modified by the Transition Acknowledgement Term Sheet (the “Term Sheet”), which is attached hereto and incorporated herein by reference as if fully set forth herein.

2.           Employee’s Acknowledgement.  Without limiting the foregoing, the Employee hereby acknowledges and agrees that (i) the Employee’s resignation as Chairman and resignation from the Board and (ii) the change in the Employee’s compensation as set forth in the Term Sheet does not constitute Good Reason for termination of Employee’s employment under the Transition Agreement or otherwise.  The Employee further agrees and acknowledges that any future reduction in the Employee’s hours (including reduction in associated authority, duties and responsibilities relating thereto) and any reduction in base salary, other compensation and benefits, including, without limitation a reduction in Base Salary, contributions to the Company’s Supplemental Executive Retirement Plan for the benefit of the Employee or reduction in the target bonus for the Employee under Short Term Incentive Plan reflecting such reduction in hours and/or reduction in Base Salary shall not constitute a Good Reason for the Employee’s termination of his employment with the Company under the Transition Agreement or otherwise.

3.             Miscellaneous

3.1           Transition Agreement. Except as otherwise amended and modified hereby, the Transition Agreement shall remain in full force and effect.

3.2           Counterparts.  This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.

HOLOGIC, INC.

By:	/s/ Robert A. Cascella
Name: Robert A. Cascella
Title: President and Chief Executive Officer

EXECUTIVE

/s/ John W. Cumming
John W. Cumming

TRANSITION AGREEMENT ACKNOWLEDGEMENT  TERM SHEET
July 28, 2011

Phase 1 of Transition	The initial transition on November 5, 2009 of Employee from CEO to Chairman pursuant to the Transition Agreement.

Phase 2 of Transition
Resignation of the Employee from the Board of Directors. Employee to continue as a full-time employee with the title Global Strategic Advisor, reporting to the CEO.  Any further change in title shall be subject to the approval of the CEO.  Compensation (including bonus eligibility) to remain unchanged through current fiscal year.  Final Transition Payment of $1.725 million to be paid in November 2011 pursuant to the terms of the Transition Agreement.

Phase 3 of Transition
Employee to continue employment with the foregoing title as an “at will” full-time employee following the termination of the Transition Agreement on November 30, 2011.  In Phase 3, the Employee’s hours may be subject to reduction, as may be agreed to by the CEO and the Employee.

Fiscal 2012 Compensation	The Employee’s compensation (including Base Salary, STIP and SERP Participation) will be adjusted to reflect any reduction in Employee’s hours.
Base Salary	$725,000
STIP Percentage Target	50% of then base salary(Targets to be set at the discretion of the Compensation Committee)
SERP Participation	SVP level(Discretion of the Compensation Committee)
LTIP	None
Medical etc.	Same as SVPs

Severance Benefits	As contemplated by the Transition Agreement for post November 30, 2011 employment. Upon termination by the Company (other than for cause) or the Employee for Good Reason:
● Up to six months severance (the Employee’s then base salary and bonus opportunity).
● An additional six month family medical coverage.
● Continued monthly (rather than annual) vesting for pre-November 5, 2009 equity awards through date of termination (if not otherwise fully vested). This monthly vesting does not apply to any equity awards issued after November 5, 2009, which vest on same basis as all other executive equity awards.
● Existing options exercisable (but do not vest further after termination) for one year after termination.

	●	Continued double trigger (i.e., termination w/out cause or for “good reason”) accelerated vesting of all outstanding equity awards following change of control (subject to 280G modified change of control cut-back).

Other Agreements	Existing Transition Agreement (as modified hereby), Noncompetition Agreement, Proprietary Information Agreement and Indemnification Agreement to remain in place.